JOINT FILING AGREEMENT

  The undersigned hereby agree that the Schedule 13G with respect to the shares of MetaWorks
Platforms, Inc. dated as of March 31, 2023, is, and any amendments thereto (including amendments on
Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: March 31, 2023

/s/ Riaz Mamdani
Riaz Mamdani

STRATEGIC FINANCIAL CORP.
By: /s/ Riaz Mamdani
Name: Riaz Mamdani
Title: Director

SEGUS HOLDINGS LTD.
By: /s/ Riaz Mamdani
Name: Riaz Mamdani
Title: Director